Exhibit 2.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

NORHART INVEST LLC

A MINNESOTA LIMITED LIABILITY COMPANY

Michael S. Kaeding and Alyssa C. Kaeding, residents of the State of Minnesota, (each a “Member” and collectively the “Members”) hereby form a limited liability company pursuant to and in accordance with the Minnesota Limited Liability Company Act (the “Act”), and hereby declare the following to be the Limited Liability Company Agreement of such limited liability company (this “Agreement”):

1. Name. The name of the limited liability company formed hereby (the “Company”) is Norhart Invest LLC.

2. Purpose and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Minnesota. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

3. Certificates; Term; Existence. The Members hereby confirm that they have executed, delivered and filed the initial Certificate of Formation of the Company (as amended or restated from time to time, the “Certificate of Formation”) with the Office of the Secretary of State of the State of Minnesota (the “Secretary of State”). Upon the filing of the initial Certificate of Formation with the Secretary of State, their powers as “authorized persons” ceased, and the Members thereupon became the designated “authorized persons” and shall continue as the designated “authorized persons” within the meaning of the Act. The Members or a person designated by the Members shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the State of Minnesota and in any other jurisdiction in which the Company may wish to conduct business. The term of the Company commenced on January 26, 2023, being the date the initial Certificate of Formation was filed with the Secretary of State, and the term of the Company shall continue until the dissolution of the Company pursuant to Section 15 hereof. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation pursuant to the Act and this Agreement.

4. Registered Office. The registered office of the Company in the State of Minnesota is located at 1081 4th Street, Suite 400, Forest Lake MN 55025.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Minnesota is Timothy Libertini at 1081 4th Street, Suite 400, Forest Lake, MN 55025.

6. Admission of Members. Simultaneously with the execution and delivery of this Agreements, Michael C. Kaeding and Alyssa C. Kaeding are hereby admitted to the Company as the Members of the Company.

7. Interests. The Company shall be authorized to issue a single class of Limited Liability Company Interests (as defined in the Act, an “Interest”), that shall include any and all benefits to which the holders of such Interest may be entitled as provided in this Agreement, together with all obligations of such persons to comply with the terms and provisions of this Agreement. The Company hereby initially issues fifty-one percent (51%) of the Interests in the Company to Michael C. Kaeding and forty-nine percent (49%) of the Interests in the Company to Alyssa C. Kaeding.

8. Tax Characterization and Returns. The Members are hereby authorized to file any necessary elections with any tax authorities and shall be required to file any necessary tax returns on behalf of the Company with any such tax authorities.

9. Management. The management of the Company shall be vested solely in the Members who hereby appoint themselves as the Directors of the Company, who shall have all powers to control and manage the business and affairs of the Company and may exercise all powers of the Company or delegate such powers to the executive officers of the Company. The Members hereby appoint Michael S. Kaeding as the Chief Executive Officer of the Company and Timothy R. Libertini as the Chief Financial Officer of the Company. All instruments, contracts, agreements and documents shall be valid and binding on the Company if executed by the Chief Executive Officer or the Chief Financial Officer.

10. Distributions. At such time as the Members shall determine, the Members may cause the Company to distribute any cash held by it that is neither reasonably necessary for the operation of the Company.

11. Assignments. The Members may assign all or any part of their Interests in the sole discretion of each Member. Any transferee of all or any portion of an Interest shall automatically be deemed admitted to the Company as a substituted Member in respect of the Interest or such portion thereof transferred by the transferring Member and the transferring Member shall be deemed withdrawn in respect of such Interest or portion thereof; provided, in any event, that the transferee must agree in a document or instrument to be bound by the terms of this Agreement.

12. Resignation. The Members may resign from the Company at any time. Upon any such resignation, the resigning Member shall receive the fair value of their Interest, determined as of the date they cease to be a Member of the Company.

13. Additional Members. Additional persons may be admitted as members of the Company in the discretion of the Member. To the extent that the admission of an additional member (or a substituted member pursuant to Section 12) causes there to be Members other than Michael C. Kaeding and Alyssa C. Kaeding, this Agreement shall be amended or amended and restated to reflect that the Company has more than these Members.

14. Compensation. Each Member or each Executive Officer may receive compensation for services rendered to the Company, as decided by the Members.

15. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the decision of the Members, or (b) an event of dissolution of the Company under the Act unless, if permitted by the Act, the Company is continued without dissolution (or the dissolution is revoked) in accordance with the Act.

16. Distributions upon Dissolution. Upon the dissolution of the Company pursuant to Section 15 hereof, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors, and the Members shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the property of the Company has been distributed pursuant to this Section 16 and the Certificate of Formation has been cancelled pursuant to the Act and this Agreement. The Members shall be responsible for overseeing the winding up and dissolution of the Company. Upon the dissolution of the Company pursuant to Section 15 hereof, the Members shall take full account of the Company’s liabilities and assets and shall cause the assets or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, to the Members, after paying or making reasonable provision for all of the Company’s creditors to the extent required by the Act.

17. Certificate of Cancellation. Upon completion of the liquidation and winding up of the Company in accordance with Section 16 hereof, the Members shall promptly cause to be executed and filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Members deem such filing necessary or advisable to thereby terminate the Company.

18. Limited Liability. The Members shall have no liability for the debts, obligations or liabilities of the Company except to the extent required by the Act.

19. Amendment. This Agreement may be amended only in a writing signed by the Members.

20. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF MINNESOTA, EXCLUDING ANY CONFLICTS OF LAWS RULE OR PRINCIPAL THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

21. Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

22. Relationship between the Agreement and the Act. Regardless of whether any provision of this Agreement specifically refers to particular Default Rules, (a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this Section 22, “Default Rule” shall mean a rule stated in the Act that applies except to the extent it is negated or modified through the provisions of a limited liability company’s certificate of formation or limited liability company agreement.

23. Effectiveness of this Agreement. Pursuant to the Act, this Agreement shall be effective as of the time of the filing of the initial Certificate of Formation with the Secretary of State of Minnesota on January 26, 2023.

Minnesota.

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IN WITNESS WHEREOF, the undersigned have caused this Limited Liability Company Agreement to be duly executed as of the 26th day of January, 2023.

MEMBERS:

/s/ Michael S. Kaeding
Michael S. Kaeding, Member

/s/ Alyssa C. Kaeding
Alyssa C. Kaeding, Member

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